Exhibit 99.2

NEWS from

808 Travis, Suite 1320

Houston, Texas 77002

(713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
D. Hughes Watler, Jr., Chief Financial Officer

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES THE HIRING OF DAVID R. LOONEY AS

EXECUTIVE VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER

Houston, Texas – May 9, 2006. Goodrich Petroleum Corporation today announced the hiring of David R. Looney, 49, as its Executive Vice-President and Chief Financial Officer and the resignation of D. Hughes Watler as Chief Financial Officer.

Mr. Looney has twenty-five years of experience in the energy finance business, most recently as the Executive Vice-President and Chief Financial Officer of Energy Partners, Ltd and prior to that as the Vice-President, Finance of EOG Resources, Inc.

The Company also announced that Mr. Watler, 57, has resigned from the Company to pursue other interests and will stay on for a brief period to ensure an orderly transition.

“We are both excited to have David join the Company and appreciative of Hughes’ service and contribution to the Company. David joins us today and brings significant experience and leadership, which will be an important part of our senior management team. We also want to thank Hughes’ for his service at the Company and to wish him well in all his future endeavors”, commented Walter G. “Gil” Goodrich, the Company’s Vice-Chairman and CEO.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.